Exhibit 99.1

SINTX Technologies Announces SARS-CoV-2 Testing Results

SALT LAKE CITY, UT, June 20, 2020 (GLOBE NEWSWIRE) - SINTX Technologies, Inc. (NASDAQ: SINT) (“SINTX” or the “Company”), an original equipment manufacturer (OEM) ceramics company focused on silicon nitride and its applications, today announced that in a controlled laboratory study, the SARS-CoV-2 virus was inactivated when exposed to SINTX’s sintered silicon nitride powder. The Company expects to share additional data soon, once the findings are published in a rapid-review forum.

“The preliminary results are encouraging,” said Dr. Sonny Bal, CEO of SINTX. “The antiviral data are consistent with the well-established anti-bacterial properties of SINTX’s silicon nitride, and with previously reported effectiveness against several single-strand RNA viruses. Additional testing at independent, outside laboratories is in progress to corroborate the effectiveness of silicon nitride against SARS-CoV-2.”

SINTX is committed to the scientific integrity of its R&D programs and has invested heavily in the careful verification of its reported findings. No representations are made as to the effectiveness of silicon nitride in consumer products, whether medical or otherwise. Investors are cautioned against making any assumptions based on the experimental results reported herein.

About SINTX Technologies, Inc.

SINTX Technologies is an OEM ceramics company that develops and commercializes silicon nitride for medical and non-medical applications. The core strength of SINTX Technologies is the manufacturing, research, and development of silicon nitride ceramics for external partners. The Company manufactures silicon nitride material and components in its FDA registered and ISO 13485 certified facility.

For more information on SINTX Technologies or its silicon nitride material platform, please visit www.sintx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) that are subject to a number of risks and uncertainties. Risks and uncertainties that may cause such differences include, among other things, the uncertainties inherent in research and development, including the cost and time required advance our products to regulatory submission; market acceptance of our products once cleared and commercialized; our ability to raise additional funding and other competitive developments. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. There can be no assurance that any of the anticipated results will occur on a timely basis or at all due to certain risks and uncertainties, a discussion of which can be found in SINTX’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 26, 2020, and in SINTX’s other filings with the SEC. SINTX disclaims any obligation to update any forward-looking statements. SINTX undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

Contact:

SINTX Technologies

801.839.3502

IR@sintx.com